As filed with the Securities and Exchange Commission on August 2, 2006

Registration No. 333 - 105058

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

FIBERNET TELECOM GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	52-2255974
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

570 Lexington Avenue, 3rd Floor

New York, NY 10022

(Address, Including Zip Code, of Principal Executive Offices)

FiberNet Telecom Group, Inc. 2003 Equity Incentive Plan

(Full Titles of the Plans)

Jon A. DeLuca, President and Chief Executive Officer

FiberNet Telecom Group, Inc.

570 Lexington Avenue, 3rd Floor

New York, NY 10022

(212) 405-6200

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, $.001 par value	500,000 shares	$1.73	$865,000	$92.56
(1)	The Registrant previously registered 785,924 shares (reflecting adjustments for reverse splits) which may be issued pursuant to its 2003 Equity Incentive Plan on May 7, 2003 by filing a Registration Statement on Form S-8 (File No. 333-105058). This filing is solely to register 500,000 additional shares which may be issued pursuant to the Registrant’s 2003 Equity Incentive Plan.
(2)	This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act of 1933 as follows: (i) in the case of shares of Common Stock which may be purchased upon exercise of outstanding options, the fee is calculated on the basis of the price at which the options may be exercised; and (ii) in the case of shares of Common Stock for which options have not yet been granted or stock awards made and the purchase price of which is therefore unknown, the fee is calculated on the basis of the average of the high and low sale prices per share of the Common Stock on the Nasdaq SmallCap Market System as of a date (July 28, 2006) within five business days prior to filing this Registration Statement.
(3)	The Registrant previously paid $2,540 on May 7, 2003 in connection with the filing by the Registrant of a Registration Statement on Form S-8 (File No. 333-105058) to register 785,924 shares (reflecting adjustments for reverse splits) of the Registrant’s common stock. The registration fee is for the 500,000 additional shares being registered herewith.

REGISTRATION OF ADDITIONAL SECURITIES

This Amendment No. 1 to Registration Statement on Form S-8 is being filed by FiberNet Telecom Group, Inc. (the “Company”), pursuant to General Instruction E to the Form S-8 Registration Statement under the Securities Act of 1933, as amended, in connection with the registration of an additional 500,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) issuable pursuant to the Company’s 2003 Equity Incentive Plan (the “Plan”). A total of 785,924 shares (reflecting adjustments for reverse splits) of Common Stock issuable under the Plan have been previously registered pursuant to the Company’s Registration Statement on Form S-8 (File No. 333-105058) filed with the Securities and Exchange Commission on May 7, 2003 and the information contained therein is incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.    Exhibits.

See Exhibit Index located on page 4 hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement File No. (333-105058) to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on August 2, 2006.

FIBERNET TELECOM GROUP, INC.
By	/S/ JON A. DELUCA
Jon A. DeLuca
President & Chief Executive Officer

Each person whose signature appears below constitutes and appoints Jon A. DeLuca and Charles S. Wiesenhart, Jr., and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of FiberNet Telecom Group, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-105058) has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JON A. DELUCA Jon A. DeLuca	President, Chief Executive Officer and Director (principal executive officer)	August 2, 2006

/S/ CHARLES S. WIESENHART, JR. Charles S. Wiesenhart, Jr.	Vice President—Finance and Chief Accounting Officer (principal financial officer)	August 2, 2006

* Michael S. Liss	Chairman	August 2, 2006

* Richard E. Sayers	Vice Chairman	August 2, 2006

* Timothy P. Bradley	Director	August 2, 2006

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Signature	Title	Date

/S/ OSKAR BRECHER Oskar Brecher	Director	August 2, 2006

/S/ ADAM M. BRODSKY Adam M. Brodsky	Director	August 2, 2006

* Roy (Trey) D. Farmer III	Director	August 2, 2006

/S/ ROBERT LA BLANC Robert La Blanc	Director	August 2, 2006

* Charles J. Mahoney	Director	August 2, 2006

* /S/ JON A. DELUCA Jon A. DeLuca Attorney-in-fact

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FIBERNET TELECOM GROUP, INC.

INDEX TO EXHIBITS FILED WITH

FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Description	Sequential Page No.
(5)	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the legality of shares being registered.	5
(23.1)	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in opinion of counsel filed as Exhibit 5).	6
(23.2)	Consent of Deloitte & Touche LLP.	7

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